Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and the related Prospectus of HCA Inc. for the registration of $310,000,000 of 9 7/8% Senior Secured Notes due 2017, $1,500,000,000 of 8 1/2% Senior Secured Notes due 2019, $1,250,000,000 of 7 7/8% Senior Secured Notes due 2020, and $1,400,000,000 of 7 1/4% of Senior Secured Notes due 2020 and to the use of our reports dated March 1, 2010, with respect to the consolidated financial statements of HCA Inc., and the effectiveness of internal control over financial reporting of HCA Inc.

/s/ ERNST & YOUNG LLP

Nashville, Tennessee
April 2, 2010